Exhibit 99.1
Transcat Announces Fiscal 2006 Third Quarter and Nine Months Results;
Revenues Rise in Both Product and Calibration
ROCHESTER, NY - January 18, 2006 - Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its fiscal year 2006 third quarter and nine months ended December 24, 2005.

Fiscal 2006 Third Quarter and Nine Months Highlights
•	Net sales for the fiscal year 2006 third quarter increased 15.6% to $16.2 million and 11.7% to $44.4 million in the fiscal year 2006 nine months.

•	The gross profit ratio decreased 1.3 points to 23.7% in the fiscal year 2006 third quarter and increased 0.9 points to 24.9% in the fiscal year 2006 nine months.

•	Operating income for the fiscal year 2006 third quarter was $0.4 million, essentially flat with $0.4 million in the fiscal year 2005 third quarter as a result of planned investments to enhance sales, marketing fundamentals and calibration service capacity. For the fiscal year 2006 nine months, operating income increased to $1.3 million from $0.2 million in the fiscal year 2005 nine months.

•	Net income for the fiscal year 2006 third quarter was $0.3 million or $0.04 per fully diluted share, essentially flat with $0.3 million in the fiscal year 2005 third quarter. Net income for the fiscal year 2006 nine months was $0.8 million or $0.11 per fully diluted share, as compared with a net loss of $0.2 million or $0.04 per fully diluted share in the fiscal year 2005 nine months.

•	Distribution Products - Net sales increased 16.7% to $11.5 million in the fiscal year 2006 third quarter and 12.1% to $30.3 million in the fiscal year 2006 nine months. The Distribution Products gross profit ratio for the fiscal year 2006 third quarter increased 0.7 points to 24.3%. For the fiscal year 2006 nine months, the gross profit ratio increased 1.4 points to 24.4%; of which 0.3 points of the increase was attributable to the timing of certain product purchase rebates earned during the nine months.

•	Calibration Services - Net sales increased 13.1% to $4.7 million in the fiscal year 2006 third quarter and 11.0% to $14.1 million in the fiscal year 2006 nine months. The Calibration Services gross profit ratio for the fiscal year 2006 third quarter decreased 6.1 points to 22.4%. For the fiscal year 2006 nine months, the gross profit ratio decreased 0.2 points to 26.1%. Calibration Services gross profit declined principally due to calibration service mix and investment in calibration service capacity.

Operations Review
Commenting on the fiscal year 2006 third quarter and nine months results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “Our results for the fiscal year 2006 third quarter and nine months are due to the continued implementation of our strategic plan. We delivered significant value to our shareholders of $0.11 diluted earnings per share for the first nine months of fiscal year 2006, a swing of 15 cents compared to the net loss of $0.04 per diluted share recorded in the comparable period a year ago.
“During the fiscal year 2006 second and third quarters, we continued to make prudent investments to enhance sales and marketing fundamentals and insure we have trained technicians to handle our growth. These included the mailing of the new 2006 Transcat Master Catalog, a catalog supplement mailing and targeted product mailings, as well as the hiring of additional professionals to strengthen our ability to service our Distribution Products and Calibration Services customers, to cross-sell to our existing customers, and to expand our presence in strategically targeted market segments.
“In the first nine months of fiscal year 2006, we achieved a 12.1% growth in Distribution Products sales as a result of our targeted sales programs and direct mail efforts. Our proactive customer service and application assistance from our sales staff supported the growth in revenues.
“We were also pleased with the 11.0% growth in Calibration Services sales during the fiscal year 2006 nine months. We accomplished this by adding new customers in our targeted regulated industry markets who recognized the benefits of outsourcing their calibration services needs.
“A continued focus on maintaining controls over operating costs contributed to our strong results in the nine months of fiscal year 2006. As a direct result of these efforts and coupled with our growth in sales, we increased our gross profit margin by 0.9 points and achieved $1.3 million in operating income compared to an operating income of $0.2 million a year ago - an increase of $1.1 million.”
Looking Ahead
Mr. Sassano continued: “Our revenue goal for the remainder of fiscal year 2006 is to continue steady growth in both Distribution Products and Calibration Services. Our operating costs and expenses have increased as a result of investments in sales and marketing made in the second and third quarters. Additionally, we received a significant purchase rebate of $0.3 million in the fourth quarter of fiscal year 2005, which we do not currently expect to repeat in this year’s fourth quarter. As a result, we anticipate operating income for the second half of fiscal year 2006 to be comparable with our second half fiscal year 2005 results, excluding the rebate.
“As we look ahead, we are confident that the strategies and resources we have in place will continue to win us greater recognition in our markets and generate increased demand for our services and products. I believe the interests of our shareholders, customers and employees have been advanced by the strategic initiatives we have been implementing over the past several quarters and I expect this to continue in the future.”
Fiscal 2006 Third Quarter and Nine Months Financial Highlights
For the fiscal year 2006 third quarter, net sales were $16.2 million, an increase of $2.2 million or 15.6%, compared with net sales of $14.0 million during the fiscal year 2005 third quarter. Distribution Products net sales for the third quarter of fiscal year 2006 were $11.5 million, an increase of $1.6 million or 16.7%, compared with net sales of $9.9 million for the third quarter of fiscal year 2005. Calibration Services net sales for the third quarter of fiscal year 2006 were $4.7 million, an increase of $0.5 million or 13.1%, compared with net sales of $4.2 million for the third quarter of fiscal year 2005.
For the first nine months of fiscal year 2006, net sales were $44.4 million, an increase of $4.7 million or 11.7%, compared with net sales of $39.8 million for the first nine months of fiscal year 2005. Distribution Products net sales for the first nine months of fiscal year 2006 were $30.3 million, an increase of $3.3 million or 12.1%, compared with net sales of $27.0 million for the first nine months of fiscal year 2005. Calibration Services net sales for the first nine months of fiscal year 2006 were $14.1 million, an increase of $1.4 million or 11.0%, compared with net sales of $12.7 million for the first nine months of fiscal year 2005.

Net income for the fiscal year 2006 third quarter was $0.3 million or $0.04 per fully diluted share, essentially flat with $0.3 million or $0.04 per fully diluted share, for the fiscal year 2005 third quarter. Net income for the first nine months of fiscal year 2006 was $0.8 million or $0.11 per fully diluted share, as compared with a net loss of $0.2 million or $0.04 per fully diluted share, in the first nine months of fiscal year 2005.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through eleven Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.
- Statistical Tables Follow -

Transcat, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December	December	December	December
	24, 2005	25, 2004	24, 2005	25, 2004

Product Sales	$11,500	$9,856	$30,297	$27,028
Service Sales	4,733	4,184	14,120	12,722

Net Sales	16,233	14,040	44,417	39,750

Cost of Products Sold	8,704	7,530	22,917	20,821
Cost of Services Sold	3,674	2,992	10,431	9,376

Total Cost of Products and Services Sold	12,378	10,522	33,348	30,197

Gross Profit	3,855	3,518	11,069	9,553

Selling, Marketing, and Warehouse Expenses	2,256	1,946	6,199	5,752
Administrative Expenses	1,178	1,162	3,607	3,580

Total Operating Expenses	3,434	3,108	9,806	9,332

Operating Income	421	410	1,263	221

Interest Expense	98	89	321	234
Other Expense	34	49	130	235

Total Other Expense	132	138	451	469

Income (Loss) Before Income Taxes	289	272	812	(248)
Provision for Income Taxes	-	-	-	-

Net Income (Loss)	$289	$272	$812	$(248)

Basic Earnings (Loss) Per Share	$0.04	$0.04	$0.12	$(0.04)
Average Shares Outstanding (in thousands)	6,682	6,414	6,611	6,371

Diluted Earnings (Loss) Per Share	$0.04	$0.04	$0.11	$(0.04)
Average Shares Outstanding (in thousands)	7,288	6,979	7,196	6,371

Transcat, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December	March
	24, 2005	26, 2005
ASSETS
Current Assets:
Cash	$138	$106
Accounts Receivable, less allowance for doubtful accounts of $64 and $56 as of December 24, 2005 and March 26, 2005, respectively	8,003	8,089
Other Receivables	175	313
Finished Goods Inventory, net	5,597	5,902
Prepaid Expenses and Deferred Charges	1,073	630

Total Current Assets	14,986	15,040
Property, Plant and Equipment, net	2,028	1,984
Capital Leases, net	66	115
Goodwill	2,524	2,524
Prepaid Expenses and Deferred Charges	133	188
Other Assets	269	261

Total Assets	$20,006	$20,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,456	$4,544
Accrued Payrolls, Commissions, and Other	1,786	2,031
Income Taxes Payable	88	100
Current Portion of Term Loan	758	758
Current Portion of Capital Lease Obligations	71	66
Revolving Line of Credit	4,033	5,498

Total Current Liabilities	12,192	12,997
Term Loan, less current portion	429	1,020
Capital Lease Obligations, less current portion	3	56
Deferred Compensation	125	181
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	14,293	15,798

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,938,011 and 6,700,505 shares issued as of December 24, 2005 and March 26, 2005, respectively; 6,690,747 and 6,453,241 shares outstanding as of December 24, 2005 and March 26, 2005, respectively	3,469	3,350
Capital in Excess of Par Value	4,481	3,995
Warrants	329	430
Unearned Compensation	(26)	(17)
Accumulated Other Comprehensive Gain	188	96
Accumulated Deficit	(1,890)	(2,702)
Less: Treasury Stock, at cost, 247,264 shares as of December 24, 2005 and March 26, 2005, respectively	(838)	(838)

Total Stockholders’ Equity	5,713	4,314

Total Liabilities and Stockholders’ Equity	$20,006	$20,112

Transcat, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Nine Months Ended
	December	December
	24, 2005	25, 2004
Cash Flows from Operating Activities:
Net Income (Loss)	$812	$(248)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,009	1,131
Provision for Doubtful Accounts Receivable	8	(6)
Provision for Returns	(3)	-
Provision for Slow Moving or Obsolete Inventory	6	(8)
Common Stock Expense	78	170
Amortization of Unearned Compensation	35	117
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	306	1,445
Inventories	299	(1,744)
Income Taxes Receivable / Payable	(12)	144
Prepaid Expenses, Deferred Charges, and Other	(796)	(517)
Accounts Payable	912	362
Accrued Payrolls, Commissions, and Other	(245)	(531)
Deferred Compensation	(27)	(28)

Net Cash Provided by Operating Activities	2,382	287

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(604)	(512)

Net Cash Used in Investing Activities	(604)	(512)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,465)	(1,695)
Payments on Term Loans	(591)	(723)
Proceeds from Term Loan Borrowings	-	2,000
Payments on Capital Leases	(48)	(44)
Issuance of Common Stock	353	124

Net Cash Used in Financing Activities	(1,751)	(338)

Effect of Exchange Rate Changes on Cash	5	147

Net Increase (Decrease) in Cash	32	(416)
Cash at Beginning of Period	106	547

Cash at End of Period	$138	$131

Supplemental Disclosure of Non-Cash Financing Activity:
Expiration of Warrants from Debt Retirement	$101	$88
Treasury Stock Acquired in Cashless Exercise of Stock Options	$-	$385
Non-Cash Issuance of Common Stock	$63	$-